Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated May 27, 2014

Registration Statement No. 333-193610

Press Release

May 27, 2014	Contact Information:

For Immediate Release	Rob McCarthy Vice President – Investor Relations 414.643.2278

Rexnord Corporation Announces Launch of Public Offering of Common Stock by Selling Stockholders

MILWAUKEE, WI – May 27, 2014 NYSE:RXN

Rexnord Corporation (“Rexnord”) announced today the launch of a public offering of 15,000,000 shares of its common stock held by certain funds affiliated with Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”) (NYSE:APO). The Apollo funds will be the only selling stockholders and will grant to the underwriters of the common stock offering an option to purchase up to an additional 2,250,000 shares of common stock. Rexnord will not issue shares in the offering and will not receive any proceeds from the sale of the shares by the Apollo funds in this offering.

Goldman, Sachs & Co., Credit Suisse, Baird and Deutsche Bank Securities are bookrunners for the offering, BofA Merrill Lynch, Barclays and BMO Capital Markets are also bookrunners and Apollo Global Securities is the co-manager.

Rexnord has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Rexnord has filed with the SEC for more complete information about Rexnord and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Rexnord, any underwriter or any dealer participating in the offering will arrange to send you a prospectus if you request it by contacting Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, (866) 471-2536, Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, New York 10010-3629, (800) 221-1037, Robert W. Baird & Co. Incorporated, Attn: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, (800) 792-2473, or Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005, (800) 503-4611.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Form 10-K for the fiscal year ended March 31, 2014 as well as the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.